                                                     Pursuant to Rule 424(b)(3)
                                                             File No. 333-10915
         PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED SEPTEMBER 10, 1996

                          ROTECH MEDICAL CORPORATION

              $110,000,000 Principal Amount of 5 1/4% Convertible
                       Subordinated Debentures Due 2003
                   (Interest Payable June 1 and December 1)

                       *2,432,990 Shares of Common Stock
                      of Integrated Health Services, Inc.

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  The Prospectus dated September 10, 1996, as previously supplemented, is hereby further supplemented as follows to restate, in its entirety, the "Selling Securityholders" section beginning on page 20 of the Prospectus:

                            SELLING SECURITYHOLDERS

  The following table sets forth certain information as of April 24, 1997 (except as otherwise noted) as to the security ownership of the Selling Securityholders. Except as set forth below, none of the Selling
Securityholders has had a material relationship with the Company or any of its predecessors or affiliates within the past three years.

                                            AGGREGATE PRINCIPAL    NUMBER OF
                                                 AMOUNT OF      SHARES OF COMMON
                                            DEBENTURES THAT MAY  STOCK THAT MAY
NAME                                              BE SOLD           BE SOLD*
----                                        ------------------- ----------------
SMM Co. BV (1)............................        2,950,000           65,251
LCMS Foundation...........................        1,000,000           22,119
New York Life Separate Account #7.........        1,000,000           22,119
Mainstay Convertible Fund.................          900,000           19,907
Aetna Variable Fund.......................        3,255,000           71,997
Aetna Growth and Income Fund..............          245,000            5,419
Lincoln National Life Insurance Company--
 Corporate Convertible Securities Pool(7).        1,225,000           27,095
Commonwealth Life Insurance--Stock TRAC
 (TEAMSTERS I)............................          500,000           11,059
Commonwealth Life Insurance Company--
 (TEAMSTER/CAMDEN--New
 Enhanced)................................        1,700,000           37,602
KA Management Limited(9)..................           67,000            1,481
KA Trading L.P.(9)........................          884,000           19,553
Liberty View Plus Fund....................        1,000,000           22,119
Liberty View Fund LLC.....................          250,000            5,529
Forest Fulcrum Fd LP(2)...................        1,450,000           32,072
Forest Fulcrum Trout (LLT LTD)(2).........          160,000            3,539
Forest Fulcrum Ltd.(2)....................          640,000           14,156
Walker Art Center(3)......................          300,000            6,635
TQA Arbitrage Fund L.P.(4)................          500,000           11,059
McMahan Securities Co. L.P.(5)............           55,000            1,216
Franklin Investors Securities Trust--Con-
 vertible Securities Fund(6)..............          300,000            6,635
CIBC Wood Gundy Securities Corp.(8).......        2,000,000           44,238
Any other Selling Securityholders or fu-
 ture transferee from any such Selling
 Securityholder(10).......................       89,619,000        1,982,190
                                               ------------        ---------
                                               $110,000,000        2,432,990

--------
 (1) Information is as of September 10, 1996.
 (2) Information is as of April 11, 1997.
 (3) Information is as of April 22, 1997.
 (4) Information is as of July 14, 1997.
 (5) Information is as of July 18, 1997.
 (6) Information is as of August 27, 1997.
 (7) Information is as of September 15, 1997.
 (8) Information is as of November 4, 1997.
 (9) Information is as of November 12, 1997.
(10) Information regarding these persons or entities will be added by supplement to this Prospectus.
 * Assumes a conversion price of $45.21 per share of the common stock, par value $.001, of Integrated Health Services, Inc., and a cash payment in lieu of any fractional share interest.

  The preceding table has been prepared based upon information furnished to the Company by the Depository Trust Company, PNC Bank, Kentucky, Inc., trustee under the Indenture, and by or on behalf of the Selling Securityholders. Additional information concerning ownership of the Debentures and Conversion Shares offered hereby rests with certain holders of the Debentures and Conversion Shares who are not named in the preceding table, with whom the Company believes it has no affiliation and from whom the Company has received no response to its request for such information.

  In view of the fact that Selling Securityholders may offer all or a portion of the Debentures or Conversion Shares held by them pursuant to the offering contemplated by this Prospectus, and because this offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of Debentures or the number of Conversion Shares that will be held by the Selling Securityholders after completion of the offering made hereby. In addition, the Selling Securityholders may have sold, transferred or otherwise disposed of all or a portion of their Debentures and/or Conversion Shares, since the date on which they provided the information set forth above, in transactions exempt from the registration requirements of the Securities Act.

  Information concerning the Selling Securityholders may change from time to time and any such changed information will be set forth in supplements to this Prospectus if and when necessary. In addition, the per share conversion price, and therefor the number of shares issuable upon conversion of the Debentures, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of Debentures and the number of Conversion Shares issuable upon conversion of the Debentures offered hereby may increase or decrease.

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          The date of this Prospectus Supplement is November 19, 1997


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